EXHIBIT 9(rr)


  ADDENDUM TO TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT

                                    IVY FUND

         The Transfer Agency and Shareholder Services Agreement, made as of the 1st day of January, 1992 between Ivy Fund and Ivy Management, Inc. ("IMI"), the duties of IMI thereunder of which were assigned on October 1, 1993 to Ivy Mackenzie Services Corp. ("IMSC")(formerly "Mackenzie Ivy Investor Services Corp."), is hereby revised as set forth below in this Addendum.

Schedule A of the Agreement is revised in its entirety to read as follows:

                                   SCHEDULE A

Ivy Fees:

         The transfer agency and shareholder service fees are based on an annual per account fee. These fees are payable on a monthly basis at the rate of 1/12 of the annual fee and are charged with respect to all open accounts.

A.       Per Account Fees


                                          Classes     Class     Advisor
Fund Name                                 A, B, C       I        Class

Ivy Asia Pacific Fund                       $20.00    N/A         $20.00
Ivy US Blue Chip Fund                        20.00     10.25       20.00
Ivy Bond Fund                                20.75     10.25       20.75
Ivy Canada Fund                              20.00    N/A          20.00
Ivy China Region Fund                        20.00    N/A          20.00
Ivy Pan-Europe Fund                          20.00    N/A          20.00
Ivy US Emerging Growth Fund                  20.00    N/A          20.00
Ivy Global Fund                              20.00    N/A          20.00
Ivy Global Natural Resources Fund            20.00    N/A          20.00
Ivy Global Science & Technology Fund         20.00     10.25       20.00
Ivy Growth Fund                              20.00    N/A          20.00
Ivy Growth with Income Fund                  20.00    N/A          20.00
Ivy High Yield Fund                          20.00     10.25       20.00
Ivy International Fund                       20.00     10.25      N/A
Ivy International Small Companies Fund       20.00     10.25       20.00
Ivy International Fund II                    20.00     10.25       20.00
Ivy South America Fund                       20.00    N/A          20.00
Ivy Money Market Fund                        22.00    N/A         N/A
Ivy Developing Nations Fund                  20.00    N/A          20.00

         In addition, in accordance with an agreement between IMSC and First Data Investor Services Group, Inc. (formerly The Shareholder Services Group, Inc.), each Fund will pay a fee of $4.58 for each account that is closed, which fee may be increased from time to time in accordance with the terms of that agreement.

B.       Special Services

         Fees for activities of a non-recurring nature, such as preparation of special reports, portfolio consolidations, or reorganization, and extraordinary shipments will be subject to negotiation.

         This Addendum shall take effect as of the date that the Registration Statement pertaining to Ivy US Blue Chip Fund, filed with the Securities and Exchange Commission on or about August 14, 1998 pursuant to Rule 485(a)(2) under the Securities Act of 1933, first becomes effective.


         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of this 2nd day of November, 1998.

                                   IVY FUND



                                   By:      KEITH J. CARLSON
                                   Keith J. Carlson, President


                          IVY MACKENZIE SERVICES CORP.



                                   By:      C. WILLIAM FERRIS
                                   C. William Ferris, President